Exhibit 99

Mattel Announces Appointment of Bryan Stockton as Chief Operating Officer

Toymaker Consolidates Leadership of Business Units and Operations Groups

EL SEGUNDO, Calif.—(BUSINESS WIRE)— Mattel, Inc. (NASDAQ:MAT) today announced the appointment of Bryan Stockton, Mattel’s president of International, to the new position of chief operating officer (COO), effective immediately. This action further aligns Mattel’s senior leadership team with the company’s global strategic initiative to be the largest, most profitable and fastest growing toy company. Stockton will report to Robert A. Eckert, chairman and chief executive officer of Mattel, as will Mattel’s Finance, Legal and Human Resources functions.

The company also announced that Neil Friedman, president of Mattel Brands, will be leaving the company in March 2011.

“In the last 10 years, Mattel has built the largest and strongest brand portfolio in the industry, commanding industry-leading gross margins and an unparalleled global footprint,” said Eckert. “I am confident that the appointment of Bryan as COO will help drive innovation, sustainable growth across brands and countries, and further leverage our scale and global structure as the world’s largest toy company.”

As COO, Stockton will have responsibility for day-to-day operations of the company, which include overseeing the design, development, marketing and sale of all Mattel toy brands globally, such as Barbie®, Hot Wheels®, American Girl® and Fisher-Price®, as well as licensed entertainment properties; the Mattel Digital Network; and other operating functions including Operations and Corporate Responsibility.

Since 2003, Stockton has led Mattel’s International division. Under his management, the International teams marked record-breaking growth, as well as increased International’s total contribution to Mattel’s annual sales from 36 percent to almost 50 percent of total sales. Stockton joined Mattel in November 2000 as executive vice president of Business Planning and Development, responsible for identifying and developing strategic opportunities.

Eckert continued, “Bryan has an impressive track record at Mattel and I want to congratulate him on his new responsibilities. I also would like to thank Neil for his many years of service to Mattel and in particular for his contributions to the company’s strong performance in recent years. Neil has been recognized by the toy industry in many ways over the years, including inductions into both the Toy Industry and the Licensing halls of fame. Neil has spent more than 35 years ensuring play is magical for children, building strong relationships in business and paving the way for the next generation of Mattel leadership.”

About Mattel

Mattel, Inc., (NASDAQ: MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2010, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the third year in a row, and was ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” Mattel also is recognized among the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 27,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.”

MAT-CORP

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Mattel, Inc.

News Media

Lisa Marie Bongiovanni, 310-252-3524

LisaMarie.Bongiovanni@mattel.com

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Dianne Douglas, 310-252-2703

Dianne.Douglas@mattel.com

Source: Mattel, Inc.

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